Approved by the Board of Directors on December 6th, 2023

Table of Contents

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The permanent commitment to ethics in conducting business is one of the fundamental pillars of TIM's success and its prominent role in the development of telecommunications in Brazil.

The activities of the companies that make up the TIM Group are guided by ethical values of universal acceptance and inspired by transparency, honesty and loyalty.

This new Code of Conduct and Ethics was developed to improve a culture of integrity and best practices in all our relationships. It reinforces the company's cultural values, provides guidelines on the use of Artificial Intelligence and is fully aligned with the anti-corruption legislation.

TIM is a direct actor, but also operates as a multiplier of this master line of conduct, with the aim of strengthening ethical, responsible and sustainable action throughout its ecosystem.

Nicandro Durante

President of the Board of Directors of TIM Brasil

Alberto Mario Griselli

CEO of TIM Brasil

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1. Introduction

We are a company that has led important movements in the telecoms market since the beginning of our operations in Brazil, and we seek to be at the forefront of society's digital transformation.

We are TIM in Brazil, formed by the set of TIM Group Companies operating in Brazilian territory (in this document indicated as "TIM", "Company", "TIM Group" or "Company"), i.e. TIM S.A. and directly or indirectly controlled companies. TIM S.A. is controlled by TIM Brasil Serviços e Participações S.A., a Telecom Italia Group company.

In conducting our business, we are guided by this Code of Ethics and Conduct ("Code"), believing that a shared understanding of ethical practices in day-to-day business activities is essential for responsible and sustainable growth.

This Code serves as the first step in integrating the achievement of financial objectives and the prevention of behaviour considered ethically unacceptable. Thus, the principles contained in this document guide our activities and are aligned with the principles adopted by the Telecom Italia Group, as well as in its Organisational Model and system of internal controls and risk management.

Members of governing bodies, directors, collaborators of all Group Companies, outsourced collaborators, executives, and, where applicable, third parties, suppliers, and partners in commercial and institutional relations with TIM ("Recipients") must fulfil their duties and responsibilities in accordance with this Code.

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2. Risk Management and Internal Controls

By implementing effective measures, we periodically manage and assess the risks associated with our business and our reputation. As well as the accuracy and reliability of financial and accounting records. We collaborate with and facilitate the work of internal audit, inspection, intervention and control units, as well as external auditors and the competent authorities.

Our risk management and internal control model is made up of three lines of defence, which complement the corporate governance responsibilities of the governing bodies. This model is structured as follows:

1st Line: corresponds to managers and collaborators involved in day-to-day operations and risk management. They are responsible for identifying, assessing and mitigating the specific risks in their areas of activity, ensuring compliance with the laws, the principles of this Code and the segregation of duties.

2nd Line: is made up of risk control and compliance supervision functions established by management. The Risk & Compliance Board, which is linked to the company's Board of Directors, plays a key role in this line. It defines corporate risk criteria, assists in identifying risk profiles in accordance with corporate guidelines, carries out GAP analyses and monitors the implementation of risk mitigation actions, including guidelines related to Federal Law No. 12846/2013 (Brazilian Anti-Corruption Law) and its respective regulations (Decree No. 11129/2022) and the General Personal Data Protection Law, No. 13709/2018 ("LGPD"). In addition, it conducts the annual verification of internal controls related to anti-corruption, the Sarbanes-Oxley Act (SOx) of the United States of America.

3rd Line: represented by the *Audit* Department ("Internal Audit"), linked to the Company's Board of Directors. This line's mission is to provide control bodies and senior management with assessments based on the highest level of independence and objectivity within TIM. Internal audit provides *assurance* on the adequacy of the internal control system, governance, and risk management, including how the first and second lines of defence achieve the objectives related to their responsibilities.

The three-line model at TIM seeks to ensure an integrated approach to risk management, in which each line of defence plays a specific role in strengthening corporate governance and the effectiveness of internal controls. This contributes to TIM operating safely, ethically and in compliance with applicable regulations.

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3. Our Values

Our Values reflect the shared history and identity of the Company, serving as guidelines for our actions.

At TIM Brasil, we uphold and practise the highest standards of integrity, honesty, probity and responsibility, adhering to applicable legislation and regulations, with a “zero tolerance” attitude towards violations.

For this reason, 'Integrity' is the guiding value that supports and guides TIM Brasil's other values. It is intrinsic as the basis of relationships of trust, guaranteeing ethical, transparent and impartial behaviour in all operations, with the aim of creating long-term value for the Company.

TIM Brasil's ethical values represent the company's conduct and how it commits itself to all Stakeholders (collaborators and Third Parties - Customers, Suppliers, Competitors, Government, NGOs, Financial Community, Regulatory and Consumer Defence Bodies, Trade Unions, Associations and Civil Society).

Inspired by and adapted from the values of the TIM Group Code of Ethics, our ethical values are: Integrity (as a guiding value), Customer Focus, Agility, Trust, Inclusion, Protagonism and Courage.

These ethical values are translated into cultural values, which guide the day-to-day behaviour and attitudes of the entire organisation. TIM Brasil's cultural values are: Surprise the Customer, Overcome Barriers, Build Trust, Promote Inclusion, Be a Protagonist and Think Big.

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This relationship is represented in the figure below:


SURPRISE THE CUSTOMER
OVERCOME BARRIERS
BUILD TRUST
PROMOTE INCLUSION
BE A PROTAGONIST
THINK BIG
Customer focus
Agility
Trust
Inclusion
Protagonism
Courage
Integrity

Customer Focus — SURPRISE THE CUSTOMER

Delighting the customer is our greatest motivation. We deliver freedom of choice with the best solutions and experiences for customers and stakeholders. Because we want to make a difference in people's lives.

Agility — OVERCOME BARRIERS

Agility and collaboration drive us to fulfilment. We challenge standards and adapt to change with speed and quality. We simplify the way we do things to deliver exceptional results.

Trust — BUILD TRUST

Transparency and respect are the basis for trust in all our relationships. We practice active listening, empathy and collaboration to strengthen connections. Ethics and integrity are non-negotiable.

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Inclusion — PROMOTE INCLUSION
Here, everyone has a voice and is proud to be who they are. We value diversity of ideas, skills, and stories. We use technology in favour of sustainable socio-environmental development.

Protagonism — BE A PROTAGONIST
We make things happen with enthusiasm. We take on challenges with energy, a positive attitude and determination. We act with responsibility and commitment in everything we do.

Courage — THINK BIG
We anticipate and build the future. Our quest for innovation drives us to deliver solutions that always put us ahead. We have the courage to dare, go beyond and transform society.

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4. Our Behaviours

4.1. Collaborators

Our collaborators represent TIM's main success factor, as they possess skills, knowledge, and experience that adhere to our principles and needs. Aware of this wealth, we strive diligently to preserve a safe, inclusive, fair and stimulating work environment, within a framework of respect for labour rights and trade union freedoms, placing respect for the dignity of our collaborators at the heart of our actions.

Compliance

Our operations are conducted in compliance with the laws, regulations, and good corporate governance practices in force in both the locations and markets in which we operate. We are committed to complying with and respecting all applicable laws, regulations, and standards. We strive to be recognised as a company that constantly operates in compliance with the law, as well as honouring our internal policies, guaranteeing a work environment based on compliance.

We respect judicial decisions, without prejudice to using the procedural remedies provided for by law, when appropriate, in accordance with the principle of the adversarial process and full defence.

We reject and condemn the adoption of illegal or in any way improper behaviour (including fraud of any kind, acts of corruption, money laundering and terrorist financing in all its forms).

We strive for transparency and substantial and procedural honesty in our operations with related parties, observing internal procedures and applicable legislation and regulations.

No collaborator, including those in leadership positions, directors, and members of management, is authorised to request or approve any action contrary to this Code or Applicable Laws.

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Health and Safety

We are committed to prioritising health and safety in the workplace, guaranteeing respect for physical integrity and compliance with the highest national and international standards.

We repudiate any activity in conditions analogous to slavery, forced labour and child labour.

To eliminate accidents at work by investing in and implementing prevention and protection measures in line with developments in legislation, business, and technology.

In addition, with the aim of promoting a 'health and safety culture', we carry out training activities, offering our staff up-to-date guidance and knowledge in this area.

Working with third parties to ensure that good health and safety practices also reach our service providers is also one of the issues prioritised within the company, from the stage of qualifying suppliers who may carry out activities considered critical, so that the entire ecosystem works towards its goals in a safe and healthy way.

Trade Union Rights and Freedoms

We respect workers' rights and trade union freedoms and are committed to maintaining a constructive, collaborative, transparent and honest dialogue with trade union organisations.

From this perspective, we protect workers' trade union representatives from any form of discrimination and guarantee all workers the conditions to carry out their trade union activities, which do not result in negative consequences.

We encourage permanent dialogue with workers and trade unions, regardless of collective bargaining and defined base dates.

Diversity and Equal Opportunities

We value diversity, fair treatment and opportunities and combat all forms of discrimination, establishing working relationships based on respect for integrity, equality, and fairness. We protect, value and promote the inclusion of collaborators, respecting diversity and individuality, as well as promoting an open communication

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model in which everyone can express themselves and fully realise their potential, within a healthy environment, with loyalty, trust, and respect.

We do not tolerate any form of discrimination, offence, or intimidation. We preserve and promote a working environment free from discrimination, harassment, bullying or any other form of oppression based, for example, on gender identity or expression, sexual orientation, ethnic/racial or social origin, cultural and/or geographical origin (migrants), language, religion, political opinions or any other nature, way of thinking, disability, age, belonging to a minority group, among others.

We are committed to offering training and initiatives that promote awareness of the issue, as well as training and employability for minority groups, in order to promote equal opportunities and inclusion in society."

In addition, we endeavour to promote equal opportunities at all stages of the relationship with our collaborators, from hiring, through offering fair, decent and equitable remuneration, to professional development and career progression, not allowing bias, prejudice, or discrimination (of any kind) to influence processes related to people's professional lives, basing every decision on merit criteria. We encourage our Third Parties to observe, encourage and promote actions to value diversity and promote inclusion as well.

Welfare

The welfare of our collaborators is a strategic pillar of our people and culture management model. In this sense, we are actively engaged in initiatives to promote welfare and self-care in all its dimensions: financial, emotional, spiritual, environmental, physical, social, occupational and intellectual.

In TIM's welfare programme, called Conexão Bem+Estar, these dimensions make up four (4) pillars, on which initiatives are assessed, developed and implemented with a specific focus on each dimension:

- **Physical and emotional welfare**: focus on promoting healthy habits, physical and mental health;
- **Intellectual and financial welfare:** focus on personal development, career and financial security;
- **Spiritual welfare:** focus on respect and appreciation of differences, connection with our values and purpose;

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- **Occupational, social and environmental welfare:** focus on work/life balance and a suitable working environment.

From the same perspective, each initiative takes into account the different professional profiles, as well as aspects such as engagement, productivity, and collaboration.

External Communication

Our reputation is one of our most important assets. To protect our image, actions, and behaviours are established to be adopted by those who represent TIM to the public, ensuring that no conduct is adopted that could damage the Company's reputation, even potentially.

The digital world and technological connections also actively contribute to building our reputation and image. In this context, the conscious and responsible use of the various social networks and communication channels, committing us to prevent potential risks for TIM arising from their inappropriate use.

Confidentiality of Information

We protect information generated or acquired within the Company and in business relationships, preserving the confidentiality needs, as required by the conduct of business, in compliance with applicable regulations. We prohibit the exploitation and/or disclosure, in any form or by any means, of confidential information obtained in the course of the activities carried out, even after the end of the employment contract. We require the signing of specific contractual clauses or confidentiality agreements, so that the obligation of confidentiality is also imposed on third parties with whom TIM maintains and/or intends to maintain contractual relations.

Conflict of Interest

We do not allow personal interests or those of third parties to be pursued to the detriment of the Company's interests. We ask our collaborators to withdraw/abstain when in conflict situations, not to participate in decision-making in a conflict position

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and to report any conflict situation, even if only potential, between their own interest (direct or indirect) and TIM's interest, in accordance with the terms of the Company's Conflict of Interest Policy. We also ensure that the Company's collective interests are preserved, never overriding the individual interests of each area.

Use of Company Resources

We protect and preserve TIM's resources, ensuring that our collaborators do not use them for purposes other than those for which they were intended or with the aim of pursuing purposes other than the Company's guidelines.

4.2. Third Parties

We conduct our relations with all the Third Parties with whom we interact in the context of our activities in a responsible, transparent and upright manner, condemning the use of any illicit or incorrect behaviour and constantly promoting respect for the laws applicable in the places where we operate, as well as the Values expressed in this Code.

Clients

Our clients' trust is a non-negotiable objective for us. We always strive for excellence in the service we offer, with dedication and professionalism, in order to meet our clients' expectations and needs. Our contracts are based on transparency, professional integrity, respect for sector regulations, as well as courtesy and collaboration, in line with the logic of client-centredness advocated by the Company, seeking to establish responsible relationships with our clients and consumers.

Suppliers

The selection of our suppliers is based on integrity, fairness and impartiality, following rules aimed at verifying compliance with requirements of professionalism, suitability, meeting standards and criteria for assessing social and/or environmental risks in the

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supply chain, including verification procedures and penalties for non-compliance, in accordance with applicable regulations.

With this in mind, our purchasing processes aim to obtain products and services under the best market conditions, while at the same time guaranteeing compliance with the highest quality, safety, environmental and sustainability requirements.

Our suppliers and business partners must comply with all the elements of this Code of Conduct, including those relating to human and labour rights, sustainability and business ethics.

Competitors

We believe in free and fair competition, on equal terms, recognising it as beneficial to the interests of all market agents, consumers and other Stakeholders. We refrain from and repudiate prohibited, restrictive, abusive, anticompetitive or otherwise incorrect behaviour, and we are dedicated to complying with applicable laws and regulations, committing ourselves to achieving our objectives based on the quality, respect for customers, safety, and innovation that characterise our products and services.

In addition, we respect all interlocutors, we prohibit the collection of information about competitors by illicit or unethical means, and we refrain from making statements damaging to the image of competitors in any medium.

Regulatory and Consumer Defence Bodies

We establish our relations with local, national and international institutions, regulatory and consumer protection bodies on the basis of partnerships, reliability, transparency and integrity, with the aim of promoting dialogue on issues of mutual interest, respecting mutual autonomy, the economic objectives pursued, and the values contained in this Code.

We respect the laws and regulations in force in Brazil regarding consumer rights. We endeavour to spread the knowledge and culture of protecting these rights in the activities carried out by our collaborators, whether in direct or indirect interactions with consumers.

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Financial Community

Our communication with the financial market is carried out in accordance with the principles of transparency and integrity, providing the clearest, most complete and timely information possible so that investors can base their decisions on it. We avoid preferential behaviour, in accordance with applicable legislation and internal procedures.

At the same time, we manage inside information properly, establishing specific procedures governing the principles and rules we follow in the internal management and external disclosure of this information, in compliance with market abuse regulations.

We guarantee equal treatment for all categories of shareholders, in accordance with statutory restrictions, and seek, within the principles and Values contained in this Code, profitability, and the creation of value for our shareholders.

Government

We maintain a relationship of collaboration and transparency with public institutions and government authorities, both national and international, with the aim of facilitating dialogue on issues of specific interest, always respecting reciprocal autonomy, in particular the economic objectives and principles and values contained in this Code.

The companies of the TIM Brasil Group do not provide contributions, advantages or other benefits and do not lobby political parties or movements, workers' unions or their representatives or candidates.

Civil Society

We work to ensure adequate infrastructure, network stability, and expansion to support the growing use of mobile data and provide access to various digital services.

We make continuous efforts to serve the community, contributing to economic welfare, community growth and digital inclusion through the provision of efficient services and cutting-edge technology. In addition, Instituto TIM strengthens and directs the company's social investment in promoting human development, contributing to the corporate ESG strategy and to the indirect economic impacts brought by the company to society.

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In our relations with sectoral or trade associations and civil society organisations, we act with transparency (including the disclosure of values, purpose and follow-up), and our actions and positions are aligned with our corporate commitments, such as our ethical, human rights, environmental and climate change commitments.

4.3. Sustainability and Social Responsibility

By adhering to the ten principles of the Global Compact, TIM has committed itself to supporting it in terms of human rights, environmental protection, working conditions and the fight against corruption, making these principles part of its strategy, culture, and daily Organisation operations.

We guarantee the full implementation of this institutional commitment by carrying out initiatives on environmental and social issues, with particular attention to the following topics: environmental and climate change policies, social policies relating to child labour, forced or compulsory labour, human trafficking, all forms of exploitation and harassment of children and adolescents, health and safety at work, freedom of association and collective bargaining, non-discrimination, disciplinary procedures, compliance with working hours and remuneration, relations with suppliers in the purchasing process and relations with clients.

Our track record in integrating the aspects known today as ESG — environmental, social and governance — into corporate culture and decision-making goes back a long way. Our pioneering spirit and leadership in these areas has been publicly recognised for over a decade. Since 2007, we have been part of the B3 Corporate Sustainability Index Portfolio (ISE-B3), and we are the company in the sector that has been on the Index the longest.

As signatories of the UN Global Compact since 2008 and UN Women since 2021, we have developed projects connected to the Sustainable Development Goals (SDGs) and recognise the rights to data privacy, safe internet, access to information and freedom of expression as essential and non-negotiable.

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Environmental and Climate Protection

We reinforce our commitment to responsible environmental management, respecting the environment, the rights of future generations and applicable regulations. We are committed to minimising or eliminating, whenever possible, the negative impacts on the ecosystem and biodiversity that may be generated by our activities.

We are committed to managing climate risks and our greenhouse gas emissions, promoting the adaptation of our processes and contributing to the mitigation of the effects of climate change, rising temperatures, extreme weather events, changes in precipitation patterns, facing the new challenges and uncertainties related to the climate.

Respect for Human Rights

In accordance with the Values expressed in this Code, respect for human rights is an essential requirement in all our activities. We commit ourselves, in line with the UN Guiding Principles on Business and Human Rights, to operate on a daily basis respecting, supporting and promoting universally recognised human rights, in addition to requiring Third Parties, our Suppliers, and Partners to observe these principles in their operations and in the execution of services for TIM Group companies.

Corruption Prevention

We are committed to disseminating ethical, legal, honest, transparent and loyal behaviour, and to neither practising nor tolerating acts of corruption, under the terms of TIM's Anti-Corruption Policy, in particular, not paying, offering, promising, authorising, delivering or requesting any value or thing of value from any government or private agent, company, or corporation controlled or owned by the government, political party, candidate for political office or any other person knowing or believing that such value or item will be conveyed to anyone to influence any action, omission, or decision by such person or body for the purpose of obtaining, retaining or conducting business.

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This Code contains guidelines, appropriate to the Company's purpose, which aim to ensure that all those who act on our behalf act in compliance with the Anti-Corruption Laws applicable to our business (in particular: Brazilian Law No. 12,846/13, Brazilian Decree No. 11129/2022, Italian Decree No. 231/01 and USA FCPA). In particular Brazilian Law No. 12846/2013 (Brazilian Anti-Corruption Law) and its respective regulation, Brazilian Decree No. 11129/2022, which provide for the administrative and civil liability of legal entities for the practice of harmful acts against the public administration, national or foreign.

In view of this objective, we conduct our activities and those of our suppliers and partners in accordance with the principle of “zero tolerance” for corrupt practices, which is why we decided to adopt ISO Standard 37001 “Anti-Bribery Management System” at TIM, also adopted by the Telecom Italia Group.

In this sense:

i. we do not accept behaviour that may be illegal, even if it is advantageous or carried out exclusively in the interests or for the benefit of the Company;
ii. we do not accept, demand, provide or offer — directly or indirectly — payments, gifts or other benefits of any kind, to third parties, public or private entities, that exceed a symbolic value, a practice of reasonable courtesy and that could be interpreted as an attempt to unduly influence the performance (or abstention) of an act or to obtain any undue advantage;
iii. we do not carry out donations or philanthropic initiatives in favour of beneficiaries whose purposes are contrary to the values expressed in this Code;
iv. we do not provide, directly or indirectly, contributions or other benefits to politicians, political candidates, political parties or movements and/or workers' trade union organisations, nor to their representatives or candidates, always respecting the applicable legislation;
v. all philanthropic donations, initiatives, and sponsorships comply with the principle of publicity and transparency and are disclosed in our communication channels and annual reports.

4.4. Digitalisation

We contribute to Brazil's economic and social growth by providing connectivity and offering digital services and technologies to citizens, companies and the public administration. In a scenario of disruptive technological transformation of production processes and society as a whole, we have a duty to face not only the new opportunities for growth and progress, but also to maintain Governance and the

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important ethical issues and regulatory developments that the new digital age presents, including compliance with internal technology controls.

Data Processing

Our business systematically involves the collection and processing of data, including large amounts (big data) and, aware of the risks associated with the misuse of this data, we are committed to ensuring its responsible and secure processing.

We treat personal data obtained and/or processed in the course of our activities in an ethical, secure and transparent manner to the holders of personal data, in compliance with applicable laws and regulations, in particular, but not limited to, the General Personal Data Protection Law, No. 13709/2018 ("LGPD") and specific internal procedures.

With regard to personal data, we ensure its correct processing by applying the guidelines set out in the LGPD, other standards, best practices related to privacy and data protection, as well as internal policies, procedures, and processes relating to collection, storage, disclosure, and processing. Governance includes assessing the impact of new technology algorithms (A.I.) on personal data, applying guidelines from the *privacy by design* principles.

To ensure compliance, we provide clear and transparent information on the purposes for which personal data is collected and how it is used, and we make sure that all of our stakeholders fully understand how it is processed, which is available in our regulations to all of our external audiences. Furthermore, in order to respect and assist data subjects, we provide them with the means to exercise their rights under personal data protection legislation.

In this context, in order to guarantee correct compliance with legal provisions, respect for informational self-determination, the rights of personal data subjects and the guidelines of the National Personal Data Protection Authority, we have adopted policies and procedures that establish the guidelines for compliance with the legislation in question.

Artificial Intelligence

Artificial Intelligence (AI) is becoming an integral part of our lives through intelligent machines and systems that drive the digital transformation of industrial processes

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and society as a whole. As leaders in digital innovation, we are gradually applying AI solutions to improve the customer experience and optimise our business operations.

For example, we offer customers a virtual assistant service via an Interactive Voice Response (IVR), providing journeys that combine voice with natural language according to the customer's context, sentiment analysis and curation, and proactive approaches using solutions and corrective measures for customers.

Although AI represents an indisputable factor in development and innovation, we are also aware that its use exposes us to ethical issues, even before the legal aspect. We promote the ethical and responsible use of available technologies, avoiding the development or application of solutions that could cause harm, discrimination, manipulation or improper or illicit processing of personal data that could generate damage to the individual and their privacy or invasion of privacy. We are committed to ensuring that technology is used responsibly, paying attention to the technological control environment, level of governance and compliance with applicable standards, following the best practices and guidelines adopted at national and international level.

Specifically in the context of artificial intelligence, we are committed to developing AI that avoids any kind of unlawful discriminatory bias and potential harm that could arise from its use.

By adopting these ethical guidelines, we reaffirm our commitment to using artificial intelligence consciously, always seeking the benefit of society, without compromising our fundamental values. We recognise that this technology has the potential to positively transform our business and foster technological development, and we are aware of our responsibility to ensure that this transformation takes place with integrity, ethics and in line with the company's values.

5. Compliance with this Code

5.1. Commitment of governing bodies and management

The members of our governing bodies and our leadership represent a model of responsibility and integrity on which we can rely. They are committed to good corporate governance practices and to realising the principles expressed in this Code by setting an example. We ask them to convey our Values expressed in this Code in their daily actions, preserving an ethical, respectful and inclusive work environment that observes the principles of business sustainability.

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5.2. Violation

We do not tolerate non-compliance with the content expressed in this Code. To this end, we have adopted internal policies, procedures, and instructions to ensure that the principles and Values contained in this Code are reflected in the behaviour of all Recipients.

Any evidence of violation or non-compliance with the provisions of internal procedures and this Code will subject those responsible to disciplinary measures and/or penalties, based on the circumstances, applicable legislation, collective agreements and contracts, including impacts on performance evaluation, career and incentive programmes.

At the same time, we guarantee that no person who is a Recipient of this Code will be subject to sanctions, retaliation or discrimination, direct or indirect, if they refuse to perform acts or adopt behaviours considered in good faith to be in breach of this Code, even if this refusal has resulted in the loss of business or other consequences detrimental to the Company's business. On the other hand, the conviction of acting in the interest or for the benefit of TIM does not justify, in any case, the adoption of behaviour that is illegal or in conflict with the Values and content of this Code.

Conduct considered criminal may be referred to the competent authorities. In the case of third parties, suppliers and/or business partners, illegal conduct or conduct that violates this Code will characterise a breach of contract subject to suspension, fine, termination and/or appropriate legal measures.

5.3. Whistleblowing Channel

It is the responsibility of all persons who are Recipients of this Code to ensure that it is complied with, and they must immediately report any illegal situation and/or situation that may have a negative impact on TIM's interests, or that may violate the terms set out in this document, as well as suspicions of acts of a corrupt nature, whether by a collaborator or by any third-party acting on their behalf.

In order to strengthen the pillars of corporate governance, based on the principles of transparency and confidentiality, we have made available to internal and external audiences the “Whistleblowing Channel”, in bilingual format (Portuguese and English), with accessibility tools, which can be accessed both via the Corporate Intranet and via the Internet (tim.com.br > Quem Somos > Canal de Denúncias and

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ri.tim.com.br > Services > Whistleblowing Channel) or by calling 0800 900 8007 (available 7 days a week, 24 hours a day).

The service is open to reports of actions or behaviour involving corruption, fraud, conflict of interest, discrimination, moral harassment, sexual harassment, violation of human rights, accounting obligations and the Consumer Protection Code, or any other behaviour contrary to applicable legislation and regulations, including applicable Anti-Corruption Laws (in particular: Brazilian Law no. 12846/13, Brazilian Decree 11129/2022, Italian Decree 231/01 and USA FCPA) and the Sarbanes-Oxley Act (SOx), internal regulatory procedures, the Anti-Corruption Policy, the Conflict of Interest Policy and this Code.

Complaints can be made anonymously or via identification and the complainant is guaranteed confidentiality of identity in the case of identified complaints, except in cases where the law provides otherwise.

All reports are subject to a "*no-log policy*" and therefore no information about the computer connection used to make the report is tracked.

If a collaborator receives a complaint from another person, that person is obliged to immediately relay it to the Whistleblowing Channel, including any and all documentation that may have involved the complaint to which he or she has had access, leaving it up to him or her to decide how to send it, whether via the intranet, the internet or 0800, and whether in an identified or completely anonymous way.

The Whistleblowing Channel operates with the technological support of an external and independent company and is managed by collaborators dedicated to this function within the Audit structure. It works 24 hours a day, seven days a week. Whistleblowers can keep their personal information confidential, if they wish, and follow the progress of the complaint through a protocol, with the guarantee of anonymity.

We guarantee that no negative consequences can occur for those who make a complaint in good faith, and we guarantee in all cases the confidentiality of the identity of the complainants and the content of the complaint, subject to legal obligations.

The Whistleblowing Channel is available, along with its respective procedures, to all collaborators, members of corporate bodies and Third Parties so that they can use it in full awareness of their rights and protections.

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5.4. Disclosure

We are committed to widely publicising this Code through training and communication initiatives aimed at Recipients. In addition, we make this Code available through its publication on TIM's Corporate Intranet portal and on TIM's Internet sites (tim.com.br and ri.tim.com.br).

TIM's *Risk & Compliance* Department provides, when necessary, specific interpretative assistance and support in relation to the provisions of this Code.

It is therefore the responsibility of all Recipients to know and comply with all the principles, values, and guidelines contained in this Code. TIM's leadership, in turn, must support and encourage the dissemination of the terms of this Code and the completion of the training programme for its led collaborators.

Recipients must act in a manner that adheres to the content of the Code. And, whenever requested, ratify this adherence, confirming in writing that they fully comply and will continue to comply with the terms of this Code.

The Boards of Directors and Executive Boards of the TIM Group companies are responsible for supervising the implementation and control of the premises and commitments of this Code.

5.5. Adoption

Following the adoption of this Code — established by resolution of TIM's Board of Directors on December 6th, 2023, we will ensure its periodic review and any updating that may become necessary.

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